EXHIBIT 99.1

VANGUARD BOARD ELECTS NEW OFFICERS

Healthcare Veteran W. Lawrence Hough Announces Retirement

Nashville – Sept. 30, 2005 – Vanguard Health Systems, Inc. announced today that its Board of Directors accepted the resignation of long-time associate W. Lawrence (Larry) Hough as President and Chief Operating Officer and elected two new officers as part of the management transition.  Kent H. Wallace, who currently serves as Senior Vice President-Operations for Vanguard’s Texas market, has been elected by the Board to succeed Hough.

“Larry’s leadership has been invaluable as we have worked to grow our hospital operations significantly in the last several years.   We have all benefited from his experience, tireless commitment and passion for delivering high quality, cost effective healthcare.  As his friend and colleague of 30 years, I wish him well as he retires to spend more time with his family. He has contributed immeasurably to Vanguard’s progress, and I could not be happier for him,” said Charles N. Martin, Jr., Chairman, Vanguard Health Systems.

Hough served as Vanguard’s Chief Operating Officer since its founding in July 1997 and served as a director of Vanguard from July 1997 until September 2004.  Hough was elected Vanguard’s President on May 31, 2001.

Hough’s successor, Kent H. Wallace, has served as president and CEO of Vanguard’s Baptist Health System in Texas since January 2003. From July 2001 to December 2002, he was Regional Vice President of Province Healthcare Company of Brentwood, Tennessee, then an owner and operator of 20 non-urban, acute care hospitals in 13 states.  Wallace had responsibility for seven hospitals.

“Kent has done an exceptional job building and leading the team in San Antonio. Under his guidance, we have significantly expanded health care services and reinvigorated the five-hospital system, which is now a robust provider of healthcare. He is a thoughtful, accomplished operator and I know he will carry on Larry’s tradition of strong leadership. We look forward to having him back in Nashville soon,” Martin said.

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The Vanguard Board of Directors also elected the current Vice President of the Baptist Health System, Harold H. “Trip” Pilgrim, III, to the post of Senior Vice President-Operations for Texas, filling the position left by Wallace.

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Vanguard owns and operates 19 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; Orange County, California; San Antonio, Texas and Massachusetts.  Vanguard’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets.  Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets.  Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment.  These strategies improve quality and network coverage in a cost effective and accessible manner for the communities we serve.

Contact:  Suzanne Towry
               Vanguard Health Systems
               (615) 665-6016

               Tess Coody
               Guerra DeBerry Coody
               (210) 223-2772